Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2013, except for the last paragraph of Note 4, as to which the date is September 26, 2013, with respect to the financial statements of MacroGenics, Inc. included in the Registration Statement (Form S-1 No. 333-193468) and related Prospectus for the registration of its shares of common stock, as incorporated by reference in this Registration Statement (Form S-1) filed with the Securities and Exchange Commission on February 12, 2014 for the registration of its shares of common stock.

/s/ Ernst & Young LLP

McLean, Virginia

February 12, 2014